EXHIBIT 5.1




                         April 17, 1997

Electrosource, Inc.
2809 Interstate 35 South
San Marcos, Texas 78666

                              Re:  Registration Statement on
                                   Form S-3

Gentlemen:

      Reference is made to the registration statement on Form S-3 (the ORegistration StatementO) filed with the Securities and Exchange Commission by Electrosource, Inc. (the OCompanyO) under the Securities Act of 1933 relating to the distribution of 71,300 outstanding shares of the Common Stock, $1.00 par value (OCommon StockO), of the Company (the OOutstanding SharesO) and 366,374 shares of Common Stock underlying certain stock purchase warrants (the OWarrant SharesO) by certain selling shareholders.

     The opinions expressed herein are limited in all respects to the substantive law of the State of Texas, the federal law of the United States, and, to the extent applicable, the Delaware General Corporation Law. We assume no responsibility as to the application to or effect on the opinions expressed herein of the laws of any other jurisdiction.

      We have been furnished with and examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers or representatives of the Company, certificates of public officials, and other documents as we have deemed necessary or desirable as a basis for the opinions hereinafter expressed. As to questions of fact material to such opinions, we have relied upon certificates of officers of the Company where relevant facts were not independently verified or established.

      We have made such examination of law and have examined such certificates, documents, and records as We have deemed necessary for purposes of this opinion. Based upon such examination and review, We am of the opinion that (i) the Outstanding Shares to be distributed pursuant to the Registration Statement are validly issued, fully paid, and non-assessable and (ii) the Warrant Shares will be, when issued against payment of the exercise price thereof pursuant to the terms of those certain Stock Purchase Warrants executed by the Company in connection with the sale of the Outstanding Shares, validly issued, fully paid, and non-assessable.

     The opinions expressed herein are rendered as of the date of this opinion letter, and we expressly disclaim any obligation to advise you of any changes or new developments occurring after the date hereof that would or might affect any matters or opinions set forth herein. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the OLegal MattersO section of the prospectus included therein.

                                   Very Truly Yours,

                                           /s/

                                   Bret Van Earp